EXHIBIT 99.1

OPENWAVE REAFFIRMS SEPTEMBER 2002 QUARTER OUTLOOK AND
ACCELERATES RESTRUCTURING PLAN

REDWOOD CITY, Calif. – September 30, 2002 – Openwave Systems Inc. (Nasdaq: OPWV), the worldwide leader of open IP-based communication infrastructure software and applications, today reaffirmed its previously stated outlook for its first quarter of fiscal 2003. The company's outlook remains that revenues for the quarter ending September 30, 2002 are expected to be $68 million with a potential variability of plus or minus 10 percent, gross profit will range between 67 and 70 percent, and pro forma loss per share will range between $0.18 and $0.28 per share. Additionally, the company continues to expect to have cash, cash equivalents, short- and long-term investments of $226 to $241 million as of September 30, 2002, excluding approximately $22 million of restricted cash.

Underscoring Openwave's ongoing efforts to reduce costs and accelerate its return to operating profitability, the company also announced that it is expediting its cost reduction efforts ahead of the pace communicated on July 23, 2002. As a result, the company expects to record restructuring charges in the September 2002 quarter of approximately $75 to $90 million, comprised primarily of charges for employee severance and facility consolidations. Such charges are not included in the company's reaffirmed expected pro forma results. The company's restructuring plan includes the consolidation of products within each of its three core product groups; mobile infrastructure, messaging applications and client technologies, as well as a reduction in workforce of approximately 25 percent. These and other actions are expected to result in quarterly total cost reductions of approximately $25 to $30 million, with the reductions to commence in the December 2002 quarter and to be largely completed by the end of June 2003. The company expects $15 to $20 million of cash will be used between the December 2002 quarter and the end of June 2003 for employee severance. The remaining restructuring charges of approximately $60 to $70 million result primarily from excess facilities capacity. Use of cash associated with the lease of those facilities will occur through 2012 when the last of the leases is scheduled to expire.

"We have taken aggressive actions to accelerate our restructuring to align our business with the current market conditions," said Don Listwin, President and CEO of Openwave. "The combination of our restructuring actions, cash position, and carriers' renewed commitment to data strengthens our ability to emerge as the mobile data leader," he added.

First Quarter Fiscal 2003 Results on October 22, 2002

Openwave's actual Generally Accepted Accounting Principal-based and pro forma fiscal first quarter 2003 financial results will be announced Tuesday, October 22, 2002 at approximately 1:05 p.m (Pacific) and the Company will hold a conference call at 2:00 p.m. (Pacific). Management intends to review the actual results of the quarter and to present its outlook for the second quarter of fiscal 2003 at that time.

About Openwave

Openwave Systems Inc. is the worldwide leader of open IP-based communication infrastructure software and applications. Openwave is a global company headquartered in Redwood City, California. For more information, please visit www.openwave.com.

Cautionary Note Regarding Forward Looking Statements

This release contains forward-looking statements relating to expectations, plans or prospects for Openwave Systems Inc. that are based upon the current expectations and beliefs of Openwave's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: (a) the ability to realize our strategic objectives by taking advantage of market opportunities in the Americas, Europe, the Middle East, and Asia; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of our current, new and potential customers, suppliers and strategic partners; (c) risks associated with the development and licensing of software generally, including potential delays in software development and technical difficulties that may be encountered in the development or use of our software; (d) the effects of our restructurings and the ability to successfully support our operations; (e) the potential negative reaction by our customers to our reduced size and market capitalization; (f) the ability to recruit and retain qualified, experienced employees; (g) the willingness of communication service providers to invest and improve their data networks; (h) the ability to successfully partner with other companies; (i) the ability to acquire additional companies and technologies and integrate such acquisitions; (j) increased global competition; (k) technological changes and developments; (l) general risks of the Internet and wireless and wireline telecommunications sectors; and (m) the uncertain economic and political climate in the United States and throughout the rest of the world and the potential that such climate may deteriorate further.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the U.S. Securities and Exchange Commission ("SEC"), including but not limited to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2002. All documents also are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at www.sec.gov or from Openwave's Web site at www.openwave.com. The Company assumes no obligation to update the forward-looking statements included in this document.

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Openwave and the Openwave logo are trademarks and or registered trademarks of Openwave Systems Inc. All other trademarks are the properties of their respective owners.

For more information please contact:

INVESTOR CONTACTS:

Alan Black, Chief Financial Officer	Bonnie McBride
Openwave Systems, Inc.	Thomason Financial
650-480-4888	Bonnie.mcbride@tfn.com
alan.black@openwave.com	415-732-6246

MEDIA CONTACT:

Michele Landry Corporate PR Openwave Systems, Inc. 650-480-4622 Michele.landry@openwave.com